Exhibit 99

          Pfizer Delivers Solid First-Quarter 2007 Results,
           Updates Full-Year Expectations for 2007 and 2008


    -- First-Quarter 2007 Revenues Grew 6 Percent to $12.5 Billion, Driven by Growth of New and In-Line Products, Foreign
        Exchange, and Other Factors

    --  First-Quarter 2007 Adjusted Diluted EPS(1) Increased 15
        Percent to $.68, Reflecting Revenue Growth and Relatively Flat Operating Expenses; First-Quarter 2007 Reported Diluted EPS Decreased 14 Percent to $.48, Primarily Reflecting
        Restructuring Costs and 2006 One-Time Tax Benefit

    --  Pfizer Updates Guidance for Full-Year 2007 Revenues and
        Full-Year 2007 Reported Diluted EPS and Adjusted Diluted
        EPS(1) in Light of Earlier-than-Anticipated Loss of U.S.
        Exclusivity for Norvasc

    --  Pfizer Provides Updated Guidance Range for Full-Year 2008
        Revenues and Reconfirms Guidance for Full-Year 2008 Reported Diluted EPS and Adjusted Diluted EPS(1)

    -- Ten Product Candidates in Cancer Portfolio to be Highlighted at June 2007 ASCO Meeting in 21 Oral Presentations and 49
        Abstracts

    --  Transformational Efforts Beginning to Show Benefits


    NEW YORK--(BUSINESS WIRE)--April 20, 2007--Pfizer:

  ($ billions, except per-share         First Quarter
             amounts)
------------------------------------------------------------
                                      2007         2006
------------------------------------------------------------
             Revenues               $12.474      $11.747
------------------------------------------------------------
       Reported Net Income           $3.392       $4.111
------------------------------------------------------------
       Reported Diluted EPS          $0.48        $0.56
------------------------------------------------------------
        Adjusted Income(1)           $4.804       $4.350
------------------------------------------------------------
     Adjusted Diluted EPS(1)
(see end of text prior to tables
           for footnote)             $0.68        $0.59
------------------------------------------------------------

    Pfizer today announced that revenues for the first quarter of 2007 increased 6 percent, versus the comparable quarter of 2006. First-quarter 2007 adjusted diluted EPS(1) grew 15 percent. Reported diluted EPS decreased 14 percent, mainly due to restructuring costs in this quarter as well as a one-time tax benefit recorded in the first quarter of 2006.

    "We had a good quarter, with adjusted income(1) driven by a number of factors: growth in our key in-line and new medicines, the favorable impact of foreign exchange, lower sales rebates, and relatively flat operating expenses compared to the year-ago period," said Jeffrey Kindler, chairman and chief executive officer. "We posted sales increases for Lipitor and Celebrex, and we were particularly pleased by the continuing strong performances of Chantix for smoking cessation, Sutent for advanced kidney cancer and stomach cancer, and Lyrica for the treatment of diabetic peripheral neuropathy and post-herpetic neuralgia, two of the most common types of neuropathic pain, and epilepsy. The low level of expense growth in the quarter reflected both the early benefits of our cost-cutting programs and the timing of investments in R&D and promotional programs this year.

    "We are especially encouraged by the performance our Pfizer colleagues delivered, given that we also initiated significant organizational and cultural changes this quarter to enhance our performance and our return to shareholders in the future. Among other things in the quarter, we completed a significant reduction and redeployment of the U.S. field force and began the elimination of large numbers of positions in other parts of the company. We also announced the intention to close five manufacturing and five research and development sites. We are making solid progress on the five priorities we announced in January 2007, while continuing an intense focus on near-term results."

    Initiatives are well under way across Pfizer to achieve the immediate priorities outlined on January 22, 2007, as the first critical steps along the path of the company's long-term transformation. In addition to the efforts to streamline our workforce, we have made important progress in several other priority areas.

    -- U.S. commercial operations have been restructured into five individually focused and accountable areas, each led by a general manager. This new commercial structure is intended to ensure that managers closest to our customers are empowered to make key strategic decisions swiftly and with agility to take advantage of competitive opportunities.

    -- The R&D organization is being simplified. We are reducing the number of R&D sites, consolidating our therapeutic areas, and removing layers of management. We have embarked on a concerted talent-retention and recruitment strategy for key R&D talent.

    -- The Pfizer Incubator, established to fund early-stage technology or product-development projects, opened last month on the Pfizer campus in La Jolla, California. The Incubator demonstrates Pfizer's new emphasis on actively engaging with academic innovators to advance science and the value of our medicines, while benefiting patients and medical researchers.

    -- Pfizer has completed more than 30 business-development transactions over the past 15 months and is on track to surpass this number over the next 15 months.

    "I am very pleased with our progress to date on our five immediate priorities," Mr. Kindler continued. "And with regard to our near-term performance, apart from the impact of losing U.S. exclusivity for Norvasc six months earlier than expected and the uncertainty created by a recent adverse lower court decision regarding Lipitor patent protection in Canada, Pfizer's projected overall performance for 2007 and 2008 remains on track.

    "In the U.S., an appellate court decision that was counter to three previous trial court rulings in Pfizer's favor led to the loss of exclusivity for Norvasc in the first quarter of 2007. As a result of this decision, we now expect that 2007 revenues will be reduced by $1.2 billion, an impact that we expect to be partially offset by greater favorability in foreign exchange (at current rates) than our previous forecast in January 2007. On balance, the rest of our business remains on track, with a normal range of variability in the performances of key inline and new products. At current exchange rates, we now forecast 2007 revenues of $47 billion to $48 billion, 2007 reported diluted EPS of $1.30 to $1.41, and 2007 adjusted diluted EPS(1) of $2.08 to $2.15.

    "For 2008, our projected overall performance also remains on track, subject to the residual effect of the U.S. Norvasc patent decision and uncertainty regarding Lipitor's patent protection in Canada as a result of a recent unfavorable decision by a lower court. We have appealed the Canadian decision, which we believe was wrongly decided. The impact of these patent-litigation-related events, partially offset by greater favorability in foreign exchange, combined with the normal range of variability in the performance of our products result in a forecast of full-year 2008 revenues of $46.5 billion to $48.5 billion, at current exchange rates. Our financial guidance for full-year 2008 reported diluted EPS and adjusted diluted EPS(1) remains unchanged.

    "We're realistic about our challenges, and not every aspect of our performance met our expectations. For example, while we remain convinced that Exubera offers substantial benefit for diabetic patients worldwide, we are disappointed with the product's performance to date. Our priorities to improve Pfizer's performance remain clear: execute better, control costs, instill accountability across the company, and make sure we deliver the value our customers and shareholders expect," Mr. Kindler concluded. "We are optimistic that the changes we have initiated are beginning to take hold and that they will position the company to enhance returns to our shareholders going forward."

         In-Line and New Products Deliver Solid Revenue Growth

    Revenue growth of 6 percent to $12.5 billion reflects a solid performance from both new and in-line products and was achieved in spite of U.S. revenue reductions for products that recently lost U.S. exclusivity: Norvasc (down $115 million), Zoloft (down $615 million), and Zithromax (down $112 million). Growth was favorably impacted by $269 million, or two percentage points, by foreign exchange. Revenues also benefited from about $145 million in lower rebates in both our government and non-government contracted businesses in the U.S., reflecting the continued impact of the Medicare Modernization Act, changes in product mix, and the impact of our contracting strategies.

    Worldwide pharmaceutical revenues grew 5 percent in the first quarter of 2007 and reached $11.6 billion. The revenue performance in the first quarter of 2007 was driven by solid growth from several of our core products, including Lipitor (up 8 percent), Celebrex (up 22 percent), Lyrica (up 106 percent), Geodon (up 18 percent), Caduet (up 89 percent), Detrol (up 17 percent), Zyvox (up 39 percent), Vfend (up 26 percent), Viagra (up 11 percent), Zyrtec (up 10 percent), and Aromasin (up 33 percent), as well as strong revenues for two key new products-- Chantix/Champix and Sutent. In the U.S., pharmaceutical revenues of $6.5 billion represented 2-percent growth.

    Worldwide sales of Lipitor totaled $3.4 billion for the first quarter of 2007 and represented growth of 8 percent. Lipitor sales in the first quarter benefited primarily from price increases, lower rebates, strong U.S. statin market growth, and the favorable impact of foreign exchange--all of which more than offset a decline in U.S. Lipitor prescriptions.

    In the U.S., the volume of patients who switched from Lipitor to generic simvastatin following the entry of multiple generics was slightly greater than we had predicted, particularly in the managed-care environment. Toward the end of the quarter, there was some evidence that new prescriptions in the U.S. for Lipitor may be stabilizing. Over the next quarter, our focus will be on bringing Lipitor's switch rate volume back to 2006 levels. We have implemented comprehensive plans that we believe will strengthen Lipitor's market position, including physician and patient initiatives aimed at reducing the rate of switches to generics. In light of the interplay of prescription trends, market-growth assumptions, branded and generic competitive dynamics, and payer pressures, we now project full-year 2007 worldwide revenue performance for Lipitor within a range of modest growth to a modest decline.

    On March 5, 2007, Lipitor was approved by the FDA for five new indications in patients with clinically evident heart disease, thereby expanding the U.S. label from primary prevention in moderate-risk patients to include secondary prevention in high-risk patients. Lipitor is now the only cholesterol-lowering medicine approved for the reduction in risk of hospitalization due to heart failure. These new indications have been incorporated into promotional materials, including a new direct-to-consumer (DTC) advertising campaign, and support the incremental benefit and overall safety of using higher doses of Lipitor.

    Emerging real-world data also support the value of Lipitor. In an analysis of a large U.S. managed-care database that was presented at the American Heart Association's 47th Annual Conference on Cardiovascular Disease Epidemiology and Prevention in March 2007, Lipitor patients achieved a significant 14-percent reduction in the risk of cardiovascular events compared with patients taking simvastatin, even after adjustments for expected differences of Lipitor and simvastatin LDL lowering based on dose. These findings provide physicians with additional support as they make treatment decisions to achieve improved and cost-effective cardiovascular outcomes for their patients.

    Worldwide sales of Celebrex totaled $598 million for the first quarter of 2007, reflecting 22-percent growth over the first quarter of 2006. In April 2007, Pfizer launched an innovative Celebrex television advertising campaign to re-initiate a productive patient-physician dialogue about treatment options for arthritis. The unprecedented 2 1/2-minute television advertisement opens by addressing cardiovascular safety first and clarifies misperceptions among arthritis sufferers about the risks and benefits of Celebrex and other prescription non-steroidal anti-inflammatory drugs. Future growth in demand for Celebrex will depend in part on the impact of DTC advertising as well as continued successful execution of the "CV first" strategy by the new and refocused Powers U.S. field force.

    Worldwide sales of Lyrica totaled $395 million for the first quarter of 2007 and represented growth of 106 percent, compared to the same period in 2006. Growth continues to be fueled by strong efficacy as well as high physician and patient satisfaction in the marketplace. Pfizer expects continued growth for Lyrica to be driven by market expansion in diabetic peripheral neuropathy and post-herpetic neuralgia as we continue to roll out new screening tools to aid physicians in diagnosis, and by the anticipated launch of a fibromyalgia indication in the U.S. in the second half of this year, which will increase the potential patient base in the U.S.

    Chantix is performing better than expected and continues to demonstrate strong uptake, with more than 100,000 new prescriptions per week in March. An unbranded advertising campaign introduced earlier this year is working to effectively develop the market, and branded advertising is planned for the third quarter of 2007. As outlined earlier this year, our strategy for this innovative medicine is to build a sustainable, medically supported market over time and to seek to secure reimbursement--initiatives that we believe will drive future growth. The product also was recently launched in Canada.

    Sutent continues to exceed our revenue expectations, with $102 million of revenues in the first quarter of 2007. During the quarter, the FDA granted full approval for Sutent in advanced renal cell carcinoma (RCC), and the label was revised to include new first-line RCC data. In the EU, Sutent was granted full marketing authorization and extension of the indication to first-line treatment of advanced RCC. We believe that future growth of Sutent will be fueled by emerging new data in a range of potential new indications. More than 25 Sutent abstracts have been accepted for presentation at the American Society of Clinical Oncology (ASCO) annual meeting in June 2007.

    With the disappointing revenue performance of Exubera to date, Pfizer's updated forecast reflects a slower rate of market acceptance in 2007 and 2008 for this product, given the more extensive market-development activities we now believe are necessary. However, Pfizer is applying market experience from the past six months to seek to accelerate uptake of Exubera in 2007 and beyond with new field-force efforts--including the first-quarter 2007 full-scale launch in primary care--educational outreach to physicians and a consumer advertising campaign. Beginning on April 2, 2007, Exubera has been supported by the Pratt and Vista cardiovascular field forces. Diabetes educators are also in the field engaging in clinical discussions to deliver the practical clinical guidance needed by physicians to help them understand the benefits of this innovative insulin-delivery system. These resources are in direct response to our customers' need for increased support in using a novel delivery device. Pfizer plans to initiate branded DTC advertising mid-summer for Exubera. We will continue to monitor the performance of Exubera, while we seek to effectively establish this important product and serve the millions of diabetics whose blood sugar is still uncontrolled on current therapy.

    Regulatory review of fesoterodine is progressing in the U.S. and the EU. This product candidate received a positive opinion from the EU's Committee for Medicinal Products for Human Use during the first quarter of 2007. In the U.S., an approvable action was granted by the FDA in January 2007. Pfizer is working with Schwarz Pharma, our partner, to scale up manufacturing and define sourcing alternatives. Launch is now planned for the latter half of 2008 in Europe and early 2009 in the U.S.

            Pfizer Pipeline Highlighted at Medical Meetings

    Pfizer has the largest new-product pipeline in its history, with 249 programs currently underway. The most advanced compound in the pipeline is maraviroc, our CCR5 inhibitor to treat HIV, which is currently under accelerated review by regulators in both the U.S. and Europe. An FDA advisory committee meeting to discuss maraviroc is scheduled for April 24, 2007. Pfizer recently presented pivotal data on maraviroc at the 14th Conference on Retroviruses and Opportunistic Infections, one of the world's largest HIV/AIDS research meetings. If approved, maraviroc would be the first of a new oral class of HIV medicines and could broaden the arsenal of treatments to combat resistant forms of the human immunodeficiency virus (HIV) that causes AIDS.

    Pfizer also has several promising programs in our oncology pipeline. Our progress is reflected by 49 abstracts generated from 10 Pfizer oncology programs accepted for presentation at the 43rd Annual Meeting of the American Society of Clinical Oncology (ASCO) in Chicago in June 2007, including 31 abstracts across four different compounds in our angiogenesis portfolio and 21 oral presentations covering eight different Pfizer medicines.

    Data from the RELIEF trial, evaluating the efficacy of Lyrica for the treatment of pain and other symptoms of fibromyalgia, will be presented at the annual meeting of the American Academy of Neurology in May 2007. There are currently no medications approved by the FDA for fibromyalgia, which is the most common chronic pain condition in the U.S. We have submitted a supplemental NDA for use of Lyrica in fibromyalgia.

      Pfizer Achieves Solid Financial Performance in the Quarter,
             Updates Financial Guidance for 2007 and 2008

    In the first quarter of 2007, revenue growth of 6 percent was driven by strong growth of key in-line and new medicines and the favorable impact of foreign exchange and lower rebates. Cost of sales as a percentage of revenues in the first quarter of 2007 reflects unfavorable product mix and the impact of lower volume and foreign exchange, partially offset by the continued implementation of our Adapting to Scale (AtS) productivity initiatives. The pre-tax operating expense component of adjusted income(1) decreased 1 percent compared to the prior year, reflecting the continued implementation of our productivity initiatives and a lower level of investment in promotional and R&D programs during the first quarter of 2007 than that expected over the remaining three quarters of the year. Reported expenses include restructuring costs of $812 million in the first quarter of 2007, versus $299 million in the first quarter of 2006. This differential primarily reflects costs associated with the company's recent decisions to rationalize our manufacturing base and R&D site network.

    The company updated certain aspects of its financial guidance for 2007:

    --  Revenues of $47 billion to $48 billion

    -- Cost of sales pre-tax component of adjusted income(1), as a percentage of revenues, largely unchanged from 2006 at approximately 15 percent (guidance unchanged)

    -- SI&A pre-tax component of adjusted income(1) down about $500 million versus 2006 to about $14.9 billion (guidance unchanged)

    -- R&D pre-tax component of adjusted income(1) of approximately $7.5 billion (guidance unchanged)

    --  Effective tax rate on adjusted income(1) of 22 percent

    --  Reported diluted EPS of $1.30 to $1.41

    --  Adjusted diluted EPS(1) of $2.08 to $2.15

    --  Cash flow from operations of $12 billion to $13 billion

    In March 2007, the Company received an adverse court decision that resulted in the loss of exclusivity for Norvasc in the U.S., six months earlier than anticipated. We estimate that this decision will result in approximately $1.2 billion in foregone revenues in 2007. This impact is expected to be partially offset by approximately $450 million in higher-than-anticipated favorability in foreign exchange this year, reflecting primarily a strengthening of the euro relative to the dollar since our previous forecast in January 2007. In addition, our forecasts for Lipitor, Exubera, and Chantix, among other products, reflect a range of variability attendant to the underlying dynamics of these product lines. As a result, at current exchange rates, we now anticipate revenues of $47 billion to $48 billion this year.

    Our guidance with respect to the 2007 cost of sales pre-tax component of adjusted income(1), as a percentage of revenues, and the 2007 operating expense pre-tax component of adjusted income(1) is unchanged from our guidance provided on January 22, 2007. We are reducing our 2007 effective tax rate on adjusted income(1) from 22.5 percent to 22 percent, reflecting changes in geographic mix as well as the impact of ongoing tax-planning strategies. As a result of these revenue and expense adjustments, at current exchange rates, we now forecast reported diluted EPS of $1.30 to $1.41 for 2007, reflecting the impact of the operational changes cited above, implementation costs associated with our productivity initiatives, and purchase-accounting charges (including $283 million in first-quarter 2007 charges for in-process R&D primarily associated with our acquisitions of BioRexis Pharmaceutical Corp. and Embrex, Inc.). We now forecast 2007 adjusted diluted EPS(1) of $2.08 to $2.15 and expect to generate cash flow from operations of $12 billion to $13 billion this year.

    The company also updated certain aspects of its financial guidance for 2008:

    --  Revenues of $46.5 billion to $48.5 billion are forecasted for
        2008

    -- Total cost pre-tax component of adjusted income(1) at least $1.5 billion to $2 billion lower than 2006

    -- Effective tax rate on adjusted income(1) of 22 percent to 22.5 percent

    --  Reported diluted EPS of $1.75 to $1.93 (guidance unchanged)

    --  Adjusted diluted EPS(1) of $2.31 to $2.45 (guidance unchanged)

    We expect to see a residual adverse impact of about $300 million in revenues in 2008 resulting from the accelerated loss of exclusivity this year for Norvasc in the U.S. This impact is expected to be offset by approximately $450 million in higher-than-anticipated favorability in foreign exchange in 2008, reflecting primarily the strengthening of the euro relative to the dollar since our previous forecast in January 2007. In addition, patents protecting Lipitor in Canada have been challenged by various generic companies. One of those companies has been successful at the lower court level, and we have appealed that decision, which we believe was wrongly decided. There is a risk that sales of Lipitor in Canada would be adversely affected by generic competition, should the Canadian courts or regulatory authorities allow generic competition in Canada before the expiration of our Lipitor patents. We remain optimistic about the approval of a fibromyalgia indication for Lyrica in the U.S. this year, although the timing is subject to the normal uncertainties associated with the regulatory review process. Finally, our forecasts for Lipitor in markets other than Canada, and for Exubera and Chantix, among other products, exhibit a range of variability, reflecting the underlying dynamics of these product lines and our experience in the marketplace this year. As a result, at current exchange rates, we now expect revenues of $46.5 billion to $48.5 billion in 2008.

    We expect a reduction in the total cost pre-tax component of adjusted income(1) of at least $1.5 billion to $2 billion, compared to 2006, by the end of 2008. We forecast an effective tax rate on adjusted income(1) of 22 percent to 22.5 percent. At current exchange rates, our reported diluted EPS and adjusted diluted EPS(1) forecasts remain unchanged: We continue to forecast 2008 reported diluted EPS of $1.75 to $1.93 and 2008 adjusted diluted EPS(1) of $2.31 to $2.45.

                Committed to Total Shareholder Return

    "Pfizer is intensely committed to maximizing total shareholder return through revenue growth as well as cost management and capital allocation. We are delivering on all these fronts," said David
Shedlarz, vice chairman.

    "Business development has been a major focus in recent months in order to aggressively pursue new sources of revenue. Pfizer has completed more than 30 transactions that gained access to new product candidates or technologies over the past 15 months, and we are on track to surpass this number over the next 15 months. In cost management, Pfizer is actively implementing productivity improvement initiatives that are expected to deliver net cost reductions of at least $1.5 billion to $2.0 billion in 2008, notwithstanding cost pressures from inflation and new investments.

    "Pfizer also allocates its capital effectively to maximize shareholder return, not only through strong reinvestment in the business but also through strong dividends and substantial share purchases. The company's first-quarter 2007 dividend to shareholders represents the 40th consecutive year of dividend increases, a 21-percent increase over the fourth quarter of 2006, and a 53-percent increase over the fourth quarter of 2005. The dividend yield is now over 4 percent. We are committed to a substantial dividend for our shareholders. During the first quarter of 2007, we purchased $2.5 billion of our stock, and we continue to expect to purchase up to $10 billion of our stock this year."

    For additional details, please see the attached financial schedules, product revenue table, supplemental financial information, and Disclosure Notice.

    (1) "Adjusted income" and "adjusted diluted earnings per share
(EPS)" are defined as reported net income and reported diluted EPS excluding purchase-accounting adjustments, acquisition-related costs, discontinued operations, and certain significant items. As described under Adjusted Income in the Financial Review section of Pfizer's Form 10-K for the fiscal year ended December 31, 2006, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors' understanding of our performance is enhanced by disclosing this measure. Reconciliations of first-quarter 2007 and 2006, and forecasted full-year 2007 (revised) and 2008, adjusted income and adjusted diluted EPS to reported net income and reported diluted EPS are provided in the materials accompanying this report. The adjusted income and adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and diluted EPS.

                 PFIZER INC AND SUBSIDIARY COMPANIES
                  CONSOLIDATED STATEMENTS OF INCOME
                             (UNAUDITED)


(millions of dollars, except per common share data)

                                              First Quarter   % Incr.
                                            -----------------    /
                                             2007     2006    (Decr.)
                                            -------- -------- --------
Revenues                                    $12,474  $11,747     6
Costs and expenses:
  Cost of sales (a)                           1,887    1,671    13
  Selling, informational and administrative
   expenses (a)                               3,361    3,395    (1)
  Research and development expenses (a)       1,665    1,543     8
  Amortization of intangible assets             815      825    (1)
  Acquisition-related in-process research
   and development charges                      283        -     *
  Restructuring charges and acquisition-
   related costs                                812      299    172
  Other (income)/deductions--net               (402)    (256)   56
                                            -------- --------
Income from continuing operations before
 provision for taxes on income and minority
 interests                                    4,053    4,270    (5)
Provision for taxes on income                   689      262    163
Minority interests                                3        2    28
                                            -------- --------
Income from continuing operations             3,361    4,006    (16)
                                            -------- --------
Discontinued operations:
  Income from discontinued operations--net
   of tax                                         -      102   (100)
  Gains/(loss) on sales of discontinued
   operations--net of tax                        31        3    933
                                            -------- --------
Discontinued operations--net of tax              31      105    (70)
                                            -------- --------
Net income                                  $ 3,392  $ 4,111    (18)
                                            ======== ========
Earnings per common share - Basic:
  Income from continuing operations         $  0.48  $  0.55    (13)
  Discontinued operations--net of tax             -     0.01     *
                                            -------- --------
  Net income                                $  0.48  $  0.56    (14)
                                            ======== ========
Earnings per common share - Diluted:
  Income from continuing operations         $  0.48  $  0.55    (13)
  Discontinued operations--net of tax             -     0.01     *
                                            -------- --------
  Net income                                $  0.48  $  0.56    (14)
                                            ======== ========
Weighted-average shares used to calculate
 earnings per common share:
  Basic                                       7,051    7,314
                                            ======== ========
  Diluted                                     7,075    7,348
                                            ======== ========


(a) Exclusive of amortization of intangible assets, except as discussed in footnote 4 below.

    * Calculation not meaningful.
    Certain amounts and percentages may reflect rounding adjustments.

1. The above financial statements present the three-month periods ended April 1, 2007 and April 2, 2006. Subsidiaries operating outside the United States are included for the three-month periods ended February 25, 2007, and February 26, 2006.
2. The financial results for the three-month period ended April 1, 2007 are not necessarily indicative of the results which ultimately might be achieved for the current year.
3. As required, the estimated value of Acquisition-related in-process research and development charges (IPR&D) is expensed at acquisition date. In the first quarter of 2007, we expensed $283 million of IPR&D, primarily related to our acquisitions of BioRexis Pharmaceutical Corp. and Embrex, Inc.
4. Amortization expense related to acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute our products are included in Amortization of intangible assets as they benefit multiple business functions. Amortization expense related to acquired intangible assets that are associated with a single function are included in Cost of sales, Selling, informational and administrative expenses or Research and development expenses, as appropriate.
5. Discontinued operations--net of tax is primarily related to our former Consumer Healthcare business, sold in December 2006 for approximately $16.6 billion.
6. Provision for taxes on income in the first quarter of 2006 includes one time tax benefits associated with favorable tax legislation and the resolution of certain tax positions.

                 PFIZER INC AND SUBSIDIARY COMPANIES
RECONCILIATION FROM REPORTED NET INCOME AND REPORTED DILUTED EARNINGS
                               PER SHARE
      TO ADJUSTED INCOME AND ADJUSTED DILUTED EARNINGS PER SHARE
                             (UNAUDITED)


(millions of dollars, except per common share data)

                                               First Quarter   % Incr.
                                             -----------------    /
                                              2007      2006   (Decr.)
                                             -------- -------- -------
Reported net income                          $ 3,392  $ 4,111   (18)
Purchase accounting adjustments--net of tax      847      581    46
Acquisition-related costs--net of tax             13        3   333
Discontinued operations--net of tax              (31)    (105)  (70)
Certain significant items--net of tax            583     (240)   *
                                             -------- --------
Adjusted income                              $ 4,804  $ 4,350    10
                                             ======== ========

Reported diluted earnings per common share   $  0.48  $  0.56   (14)
Purchase accounting adjustments--net of tax     0.12     0.07    71
Acquisition-related costs--net of tax              -        -    -
Discontinued operations--net of tax                -    (0.01)   *
Certain significant items--net of tax           0.08    (0.03)   *
                                             -------- --------
Adjusted diluted earnings per common share   $  0.68  $  0.59    15
                                             ======== ========

* Calculation not meaningful.
Certain amounts and percentages may reflect rounding adjustments.

1. The above reconciliation presents the three-month periods ended April 1, 2007, and April 2, 2006. Subsidiaries operating outside the United States are included for the three-month periods ended February 25, 2007, and February 26, 2006.
2. Adjusted income and Adjusted diluted earnings per common share as shown above reflect the following items:

   (millions of dollars)                       First Quarter
                                             -----------------
                                              2007      2006
                                             -------- --------
   Purchase accounting adjustments:
    Intangible amortization and other (a)    $   825  $   810
    In-process research and development
     charges (b)                                 283        -
                                             -------- --------
    Total purchase accounting adjustments,
     pre-tax                                   1,108      810
    Income taxes                                (261)    (229)
                                             -------- --------
       Total purchase accounting
        adjustments--net of tax                  847      581
                                             -------- --------
   Acquisition-related costs:
    Integration costs (c)                         23        2
    Restructuring charges (c)                     (6)       3
                                             -------- --------
    Total acquisition-related costs, pre-
     tax                                          17        5
    Income taxes                                  (4)      (2)
                                             -------- --------
       Total acquisition-related costs--net
        of tax                                    13        3
                                             -------- --------
   Discontinued operations:
    (Income) loss from discontinued
     operations (d)                                -     (155)
    (Gains)/loss on sales of discontinued
     operations (d)                              (40)      (5)
                                             -------- --------
    Total discontinued operations, pre-tax       (40)    (160)
    Income taxes                                   9       55
                                             -------- --------
       Total discontinued operations--net
        of tax                                   (31)    (105)
                                             -------- --------
   Certain significant items:
    Restructuring charges - Adapting to
     Scale (c)                                   795      294
    Implementation costs - Adapting to
     Scale (e)                                   174      185
    Consumer Healthcare business transition
     activity (f)                                 (9)       -
    Sanofi-aventis research and development
     milestone (g)                                 -     (118)
    Gain on disposals of investments and
     other (h)                                     -      (51)
                                             -------- --------
    Total certain significant items, pre-
     tax                                         960      310
    Income taxes                                (377)    (109)
    Resolution of certain tax positions (i)        -     (441)
                                             -------- --------
       Total certain significant items--net
        of tax                                   583     (240)
                                             -------- --------

   Total purchase accounting adjustments,
    acquisition-related costs, discontinued
    operations and certain significant
    items--net of tax                        $ 1,412  $   239
                                             ======== ========

(a) Included primarily in Amortization of intangible assets.
(b) Included in Acquisition-related in-process research and development charges, primarily related to our acquisitions of BioRexis Pharmaceutical Corp. and Embrex, Inc.
(c) Included in Restructuring charges and acquisition-related costs.
(d) Discontinued operations--net of tax is primarily related to our former Consumer Healthcare business.
(e) Included in Cost of sales ($94 million), Selling, informational and administrative expenses ($49 million) and Research and development expenses ($31 million) for the three months ended April 1, 2007. Included in Cost of sales ($124 million), Selling, informational and administrative expenses ($39 million) and Research and development expenses ($22 million) for the three months ended April 2, 2006.
(f) Included in Revenue ($44 million), Cost of sales ($35 million), Selling, informational and administrative expenses ($2 million) and Other (income)/deduction-net ($2 million income) for the three months ended April 1, 2007.
(g) Included in Research and development expenses.
(h) Included in Other (income)/deductions - net.
(i) Included in Provision for taxes on income.

                              PFIZER INC
                       SEGMENT/PRODUCT REVENUES
                          FIRST QUARTER 2007
                             (UNAUDITED)
                        (millions of dollars)


           -----------------------------------------------------------
                 WORLDWIDE             U.S.           INTERNATIONAL
           -----------------------------------------------------------
                            %                  %                  %
             2007   2006   Chg   2007  2006   Chg   2007  2006   Chg
======================================================================
TOTAL
 REVENUES  12,474 11,747   6    6,850 6,617   4    5,624 5,130     10
======================================================================

----------------------------------------------------------------------
PHARMA-
CEUTICAL   11,581 11,017   5    6,468 6,312   2    5,113 4,705      9
----------------------------------------------------------------------
- CARDIO-
 VASCULAR
 AND
 METABOLIC
 DISEASES   5,155  4,748   9    3,024 2,751   10   2,131 1,997      7
LIPITOR     3,358  3,107   8    2,137 1,974   8    1,221 1,133      8
NORVASC     1,069  1,183  (10)    511   626  (18)    558   557      -
CHANTIX /
 CHAMPIX      162      -    *     145     -    *      17     -      *
CADUET        146     77   89     135    73   85      11     4    140
CARDURA       134    126   6        2     2  (10)    132   124      6

- CENTRAL
 NERVOUS
 SYSTEM
 DISORDERS  1,245  1,644  (24)    637 1,087  (41)    608   557      9
LYRICA        395    192  106     241   114  112     154    78     96
GEODON /
 ZELDOX       216    182   18     182   150   21      34    32      6
ZOLOFT        146    779  (81)     68   683  (90)     78    96    (19)
NEURONTIN     110    127  (14)     23    26  (13)     87   101    (14)
ARICEPT**      85     82   4        -     -    *      85    82      4
RELPAX         83     66   26      57    44   30      26    22     17
XANAX / XR     75     82   (8)     15    23  (33)     60    59      1

- ARTHRITIS
 AND PAIN     749    641   17     523   436   20     226   205     10
CELEBREX      598    491   22     476   391   22     122   100     23

- INFECTIOUS
 AND
 RESPIRATORY
 DISEASES     913    937   (3)    335   410  (18)    578   527     10
ZYVOX         258    186   39     183   137   34      75    49     54
VFEND         148    117   26      59    46   27      89    71     26
ZITHROMAX /
 ZMAX         131    259  (49)     13   134  (90)    118   125     (6)
DIFLUCAN      111    107   4        3     3   -      108   104      4

- UROLOGY     751    663   13     453   387   17     298   276      8
VIAGRA        434    390   11     224   197   14     210   193      8
DETROL /
 DETROL LA    303    260   17     223   185   20      80    75      8

- ONCOLOGY    595    470   27     244   179   36     351   291     21
CAMPTOSAR     229    212   8      130   112   16      99   100     (1)
SUTENT        102     16  529      53    16  232      49     -      *
AROMASIN       93     70   33      35    28   26      58    42     38

- OPHTHAL-
 MOLOGY       366    337   9      126   123   3      240   214     12
XALATAN /
 XALACOM      360    337   7      126   123   3      234   214      9

- ENDOCRINE
 DISORDERS    245    246   (0)     64    77  (18)    181   169      7
GENOTROPIN    201    197   2       60    64   (6)    141   133      6

 - ALL
  OTHER     1,164  1,007   16     819   654   26     345   353     (3)
ZYRTEC /
 ZYRTEC D     461    421   10     461   421   10       -     -      *

 - ALLIANCE
 REVENUE
 (Aricept,
 Macugen,
 Mirapex,
 Olmetec,
 Rebif and
 Spiriva)     398    324   23     243   208   17     155   116     33
----------------------------------------------------------------------
ANIMAL
 HEALTH       586    511   15     264   229   15     322   282     14
----------------------------------------------------------------------
OTHER ***     307    219   40     118    76   55     189   143     32
----------------------------------------------------------------------

*   - Calculation not meaningful.

** - Represents direct sales under license agreement with Eisai Co., Ltd.

*** - Includes Consumer Healthcare business transition activity,
     Capsugel and Pfizer Centersource.

Certain amounts and percentages may reflect rounding adjustments.

Certain prior year data have been reclassified to conform to the current year presentation.


                              PFIZER INC
                  SUPPLEMENTAL FINANCIAL INFORMATION

    1) Change in Cost of Sales

    Cost of sales increased 13% in the first quarter of 2007 compared to the same period in 2006. The increase reflects unfavorable product mix and volume, in part reflecting the loss of U.S. exclusivity on low manufacturing cost products (Zoloft and Norvasc) and foreign exchange, partially offset by the favorable impact of our ongoing Adapting to Scale (AtS) productivity initiatives. Cost of sales as a percentage of revenues increased 0.9%, reflecting the factors mentioned above.

    Cost of sales includes charges of $94 million and $124 million related to our AtS productivity initiative for the first quarters of 2007 and 2006.

    In the first quarter 2007, Cost of sales also includes $35 million related to business transition activities associated with the sale of our Consumer Healthcare business, completed in December 2006. These expenses are transitional in nature and generally result from agreements that seek to facilitate the orderly transfer of operations of our former Consumer Healthcare business to the new owner.

    2) Change in Selling, Informational & Administrative (SI&A)
Expenses and Research & Development (R&D) Expenses

    Reported R&D expenses, excluding acquisition-related in-process research and development charges (IPR&D), grew 8% in the first quarter of 2007 compared to the same period in 2006. The increase primarily results from a one-time R&D milestone of $118 million due to us from sanofi-aventis recorded in the first quarter of 2006 in connection with Exubera. IPR&D charges of $283 million, primarily related to the acquisitions of BioRexis Pharmaceutical Corp. and Embrex, Inc., were recorded in the first quarter of 2007.

    Reported SI&A expense decreased 1% in the first quarter of 2007 compared to the same period in 2006, reflecting the savings impact of our AtS productivity initiatives, the unfavorable impact of foreign exchange on expenses, and a lower level of investment in promotional programs during the first quarter of 2007 than that expected over the remaining three quarters of the year.

    Reported SI&A and R&D expenses include charges of $49 million and $31 million related to the AtS implementation costs in the first quarter of 2007. Reported SI&A and R&D expenses included charges of $39 million and $22 million related to AtS implementation costs in the first quarter of 2006.

    3) Savings and Costs Relating to Productivity Initiatives

    Our Adapting to Scale (AtS) productivity initiative, launched in the first quarter of 2005 and broadened in October 2006, involved a comprehensive review of our processes, organizations, systems, and decision-making procedures in a company-wide effort to improve performance and efficiency. Through these initiatives we are generating cost savings through site rationalization in research and manufacturing, reductions in our global sales force, streamlined organizational structures, staff-function reductions, and increased outsourcing and procurement savings. Some of these cost savings will be reallocated to more value-added activities. After making those investments, Pfizer expects to achieve an absolute reduction in the pre-tax total expense component of adjusted income(1) of at least $1.5 billion to $2 billion by the end of 2008, compared to 2006. Costs relating to the AtS productivity initiative were $969 million in the first quarter 2007 compared to $479 million in the first quarter 2006, reflecting the costs associated with our most recent decisions to rationalize our manufacturing base and R&D site network.

    4) Other Income and Other Deductions

($ millions)                                  First Quarter
                                         ------------------------
                                               2007      2006*
                                         -----------  -----------
Net Interest (Income)/Expense(a)              $(248)        $(52)
Royalty Income                                  (93)         (82)
Net Gains on Disposals of Investments,
 Products, and Product Lines                    (10)         (77)
Other, Net                                      (51)         (45)
                                         -----------  -----------
Other (Income)/Deductions-Net                 $(402)       $(256)
                                         ===========  ===========

    *Certain 2006 amounts were reclassified to conform to the 2007 presentation.

    (a) Increase in Net interest income in the first quarter 2007 compared to the same period in 2006 was due primarily to higher interest rates and an increase in our net financial assets, reflecting proceeds of $16.6 billion from the sale of our Consumer Healthcare business in late December 2006.

    5) Effective Tax Rate

    The effective tax rate for the first quarter of 2007 is 17.0%. The comparable rate for 2006 was 6.1%, primarily reflecting certain one time tax benefits associated with favorable tax legislation and the resolution of certain tax positions. The effective tax rate on adjusted income(1) is 21.7% in the first quarter of 2007 compared to 19.3% in the first quarter of 2006. We now forecast a full-year 2007 tax rate of 22% on adjusted income(1), a 0.5% reduction from our prior guidance, reflecting changes in geographic mix and ongoing tax planning strategies.

    6) Reconciliation of Forecasted 2007 (Revised) and 2008 Adjusted Income(1) and Adjusted Diluted EPS(1) to Forecasted 2007 (Revised) and 2008 Reported Net Income and Reported Diluted EPS

                                     Full-Year 2007 Revised Forecast
($ billions, except per-share
 amounts)                            Net Income(a)    Diluted EPS(a)
                                   ----------------- -----------------
Income/(Expense)
-----------------------------------
Forecasted Adjusted Income/Diluted  ~$14.5 - $15.0    ~$2.08 - $2.15
 EPS(1)
Purchase Accounting Impacts, Net of
 Tax                                     (2.7)            (0.39)
Adapting to Scale Costs, Net of Tax   (2.5 - 2.7)      (0.35 - 0.39)
                                   ----------------- -----------------
Forecasted Reported Net
 Income/Diluted EPS                  ~$9.1 - $9.8     ~$1.30 - $1.41
                                   ================= =================

                                         Full-Year 2008 Forecast
($ billions, except per-share
 amounts)                            Net Income(a)    Diluted EPS(a)
                                   ----------------- -----------------
Income/(Expense)
-----------------------------------
Forecasted Adjusted Income/Diluted  ~$15.6 - $16.6    ~$2.31 - $2.45
 EPS(1)
Purchase Accounting Impacts, Net of
 Tax                                     (2.0)            (0.30)
Adapting to Scale Costs, Net of Tax   (1.5 - 1.8)      (0.22 - 0.26)
                                   ----------------- -----------------
Forecasted Reported Net
 Income/Diluted EPS                 ~$11.8 - $13.1    ~$1.75 - $1.93
                                   ================= =================

    (a) Forecasts in the table exclude the effects of business-development transactions not completed as of April 1, 2007.

    7) Share-Purchase Program

    During the first quarter of 2007, the Company purchased approximately 96 million shares at a total cost of about $2.5 billion. We continue to expect to purchase up to $10 billion of our stock during 2007.


    (1) "Adjusted income" and "adjusted diluted earnings per share
(EPS)" are defined as reported net income and reported diluted EPS excluding purchase-accounting adjustments, acquisition-related costs, discontinued operations and certain significant items. As described under Adjusted Income in the Financial Review section of Pfizer's Form 10-K for the fiscal year ended December 31, 2006, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors' understanding of our performance is enhanced by disclosing this measure. Reconciliations of first-quarter 2007 and 2006, and forecasted full-year 2007 (revised) and 2008 adjusted income and adjusted diluted EPS to reported net income and reported diluted EPS are provided in the materials accompanying this report. The adjusted income and adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and diluted EPS.


    DISCLOSURE NOTICE: The information contained in this earnings release and the attachments is as of April 20, 2007. The Company assumes no obligation to update any forward-looking statements contained in this earnings release or the attachments as a result of new information or future events or developments.

    This earnings release and the attachments contain forward-looking information about the Company's financial results and estimates, business plans and prospects, in-line products and product candidates that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "will," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target," "forecast" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans and prospects. Among the factors that could cause actual results to differ materially are the following: the success of research and development activities; decisions by regulatory authorities regarding whether and when to approve our drug applications as well as their decisions regarding labeling and other matters that could affect the availability or commercial potential of our products; the speed with which regulatory authorizations, pricing approvals and product launches may be achieved; the success of external business development activities; competitive developments, including with respect to competitor drugs and drug candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; trade buying patterns; the ability to meet generic and branded competition after the loss of patent protection for our products and competitor products; the impact of existing and future regulatory provisions on product exclusivity; trends toward managed care and healthcare cost containment; U.S. legislation or regulatory action affecting, among other things, pharmaceutical product pricing, reimbursement or access, including under Medicaid and Medicare, the importation of prescription drugs that are marketed from outside the U.S. at prices that are regulated by governments of various foreign countries, and the involuntary approval of prescription medicines for over-the-counter use; the impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003; legislation or regulatory action in markets outside the U.S. affecting pharmaceutical product pricing, reimbursement or access; contingencies related to actual or alleged environmental contamination; claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates; legal defense costs, insurance expenses, settlement costs and the risk of an adverse decision or settlement related to product liability, patent protection, governmental investigations, ongoing efforts to explore various means for resolving asbestos litigation, and other legal proceedings; the Company's ability to protect its patents and other intellectual property both domestically and internationally; interest rate and foreign currency exchange rate fluctuations; governmental laws and regulations affecting domestic and foreign operations, including tax obligations; changes in generally accepted accounting principles; any changes in business, political and economic conditions due to the threat of terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas; growth in costs and expenses; changes in our product, segment and geographic mix; and the impact of acquisitions, divestitures, restructurings, product withdrawals and other unusual items, including our ability to realize the projected benefits of our Adapting to Scale multi-year productivity initiative, including the projected benefits of the broadening of this initiative over the next few years. A further list and description of these risks, uncertainties, and other matters can be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and in its reports on Forms 10-Q and 8-K.

    This earnings release includes discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data.


    CONTACT: Pfizer
             Media
             Andy McCormick, 212-733-5469
             Shreya Prudlo, 212-733-4889
             or
             Investors
             Ron Aldridge, 212-573-3685